[ON CHAPMAN AND CUTLER LLP LETTERHEAD]	111 West Monroe Street Chicago, Illinois 60603-4080 T 312.845.3000 F 312.701-2361

January 28, 2016

Wasatch Funds Trust

150 Social Hall Avenue

4th Floor

Salt Lake City, Utah 84111

Re:	Wasatch Funds Trust

Ladies/Gentlemen:

We have served as counsel for the Wasatch Funds Trust (the “Trust”), which proposes to offer and sell an Institutional Class shares of beneficial interest on behalf of each of its following series, the Wasatch Emerging India Fund, Wasatch Emerging Markets Small Cap Fund, Wasatch Frontier Emerging Small Countries Fund, Wasatch Global Opportunities Fund, Wasatch International Growth Fund, Wasatch International Opportunities Fund, Wasatch Small Cap Growth Fund and Wasatch World Innovators Fund (collectively, the “Shares”), in the manner and on the terms set forth in the Trust’s Post-Effective Amendment No. 90 and Amendment No. 92 to its Registration Statement on Form N-1A to be filed on or about January 28, 2016 (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth, including the opinion of Morgan, Lewis & Bockius LLP issued to the Trust and Trust’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts and the Trust’s Amended and Restated Designation of Series of Shares and Amended and Restated Designation of Classes of Shares each as filed with the office of the Secretary of the Commonwealth of Massachusetts on May 7, 2015 (collectively, the “Designations”).

Based upon the foregoing, we are of the opinion that:

The Shares of the Trust may be legally and validly issued from time to time in accordance with the Trust’s Declaration of Trust dated November 6, 2009, as amended on December 30, 2009, the Trust’s By-Laws, the Designations, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Trust of a purchase

Wasatch Funds Trust

January 28, 2016

price of not less than the net asset value per share, and such Shares, when so issued and sold, will be validly issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Amendment (File No. 33-10451) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Amendment.

Respectfully submitted,

CHAPMAN AND CUTLER LLP